UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 2, 2017

SenesTech, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-37941	20-2079805
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3140 N. Caden Court, Suite 1

Flagstaff, AZ 86004

(928) 779-4143

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 2, 2017, SenesTech, Inc. (“SenesTech” or the “Company”) announced that Andrew Altman has been appointed as the Company’s Chief Operations Officer, with an anticipated start date of June 19, 2017. Mr. Altman will also serve as an Executive Vice President of the Company. Prior to joining SenesTech, from 2012 to 2017, Mr. Altman was Vice President and General Manager at Idexx BioResearch, a provider of biological materials testing and laboratory animal diagnostic instruments and services, a division of Idexx Laboratories. From 2008 to 2012, he was Vice President of Thermo Fischer Scientific, where he oversaw manufacturing, marketing and research and development. From 2005 to 2008, he was co-founder and president of IT Imaging. Prior to IT Imaging, he held various sales manager roles with Varian, Inc. and Fision Instruments (formerly VG Instruments).

Under the terms of an employment letter agreement between Mr. Altman and the Company dated May 23, 2017, Mr. Altman will receive an annual base salary of $300,000 and will receive, within one business day of his start date, a one-time signing bonus of restricted stock units representing 60,000 shares of common stock, which will vest on a quarterly basis over a 3-year period, and will be subject to the terms and conditions of the Company’s 2015 Equity Incentive Plan (the “Plan”) and standard form of restricted stock unit agreement. The Company will reimburse Mr. Altman for moving and moving-related expenses up to $30,000 and for the cost of rental allowance for up to six months following his start date, up to $2,000 per month. Mr. Altman will be eligible to receive annual incentive bonus with a target value equal to 100% of his annual base salary, payable 30% in cash and 70% in restricted stock units or stock options, subject to his achievement of performance objectives to be determined by the Company’s compensation committee or board of directors. Mr. Altman will also be eligible to participate in the standard benefits, vacation and expense reimbursement plans offered to similarly situated employees, and will enter into the Company’s standard form of indemnification agreement applicable to its directors and officers.

In the event of a Change in Control (as defined in the Plan), or upon Mr. Altman’s termination by the Company without Cause (as defined in the Plan) or termination by Mr. Altman for Good Reason (as defined below), 100% of the unvested portion of all of Mr. Altman’s equity awards (RSUs, options, etc.) shall immediately vest and be exercisable effective immediately prior to: the closing of the Change in Control, on the date of Mr. Altman’s termination by the Company without Cause, or the date of termination by Mr. Altman for Good Reason, as applicable. “Good Reason” means Mr. Altman’s resignation within thirty (30) days following expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Mr. Altman’s written consent: (a) a material reduction in Mr. Altman’s annual base salary, bonus, or other benefits previously provided by the Company pursuant to Mr. Altman’s employment letter agreement or otherwise; (b) a material diminution of Mr. Altman’s job duties or responsibilities; or (c) a change in the location of Mr. Altman’s employment of more than fifty (50) miles. Mr. Altman will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice (during which the grounds have not been cured).

A copy of the Company’s press release dated June 2, 2017 announcing Mr. Altman’s appointment is filed with this report as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release dated June 2, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENESTECH, INC.

Date: June 2, 2017	By:	/s/ Thomas C. Chesterman
Thomas C. Chesterman
Chief Financial Officer